March 15, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2015 (January 12, 2016as to Notes 1, 3, 17, 19, and 24), with respect to the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2014 included in theAnnual Report of Nobilis Health Corp. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statement No. 333-204712 on Form S-8 of Nobilis Health Corp.

Calvetti Ferguson
Houston, Texas
March 15, 2016